Exhibit 10.1

NOVACEA, INC.

September 19, 2007

Mr. John Walker

Re:	Amended and Restated Chief Executive Officer Agreement

Dear John:

You and Novacea, Inc. (the “Company”) are parties to that certain Interim Chief Executive Officer Agreement dated as of December 18, 2006 (the “Prior Agreement”), which sets forth, among other things, the terms of your employment with the Company. This letter agreement (this “Agreement”) amends and restates the Prior Agreement to, among other things, reflect your transition to the position of Chief Executive Officer of the Company in addition to retaining your role as the Chairman of the Company’s Board of Directors (the “Board”). This Agreement supersedes the Prior Agreement and any other agreement or policy to which the Company is a party with respect to your employment with the Company. Notwithstanding the foregoing, your Confidentiality and Proprietary Information Agreement remains in full effect. You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.

1. Term of Agreement. Your services under this Agreement, as amended and restated herein, shall commence on September 19, 2007 (“Effective Date”), and continue until the earlier to occur of your resignation from your service to the Company or the termination of your service by us (such earlier date, the “Separation Date”). This Agreement and your employment with the Company is terminable at will by you or the Company at any time (for any reason or for no reason) in accordance with Section 7 of this Agreement. If this Agreement terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards or other compensation other than as provided in this Agreement.

2. Position and Duties. During the term of this Agreement, as amended and restated herein, you shall serve as the Chief Executive Officer of the Company, in addition to providing services as Chairman of the Board. Your duties and authority as Chief Executive Officer shall be prescribed by the Board and shall be commensurate with those of a chief executive officer of a company of comparable size and with a similar business as the Company. You agree that during the term of this Agreement you shall commit substantially all of your regular business time for services to the Company; provided, that during the twelve (12) month period following the Effective Date, you shall be permitted to continue to serve as a consultant to and on the boards of directors on which you serve as of the Effective Date for companies with the understanding that you will use commercially reasonable efforts to resign from all but two of such boards of directors as soon as practicable following the Effective Date.

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3. Withholding. Your status with respect to the services you perform under this Agreement shall be as an employee of the Company. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, or local withholding or other taxes, deductions or charges which the Company is required to withhold.

4. Chairman of the Board. You hereby acknowledge that the responsibilities contemplated under this Agreement are in addition to your responsibilities and duties as Chairman of the Board. You hereby acknowledge that re-election to the Board as Chairman and as a member of the Board shall be governed by the terms of the bylaws of the Company.

5. Compensation and Benefits. In consideration for your services to the Company, you shall receive the following compensation and benefits from the Company.

(a) Salary. Prior to the Effective Date, the Company paid you a base salary of $250,000. From the Effective Date through the Separation Date, the Company shall pay you a base salary at the annual rate of $500,000 (as may be adjusted from time to time, the “Salary”) in accordance with the Company’s regular payroll practices.

(b) Signing Bonus. As soon as administratively practicable following the Effective Date, the Company shall pay you a bonus in the amount of $150,000 in a cash lump sum payment, subject to applicable withholding taxes.

(c) Performance Bonus. You shall be entitled to earn an annual performance bonus based upon achievement of performance objectives to be established by the Compensation Committee of the Board with your consultation. The target bonus amount upon attainment of 100% of the performance objectives shall be equal to 50% of your Salary.

(d) Equity Awards.

(1) As additional consideration for your services as Interim Chief Executive Officer, on December 18, 2006, the Company granted an option to purchase 250,000 shares of the Company’s common stock (the “Initial Option”) at an exercise price of $6.17 per share pursuant to the Company’s 2006 Incentive Award Plan (the “Plan”). The Initial Option is intended to be an “incentive stock option” (an “ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permitted by law. The Initial Option vests over four years in equal monthly installments, measured from December 1, 2006, subject to your continued service to the Company, including as a member of the Board, on each vesting date; provided, however, that the Initial Option shall automatically vest and become exercisable with respect to 50,000 shares upon the Effective Date, and, provided further, that the Initial Option automatically vests and becomes immediately exercisable with respect to an aggregate of up to 100,000 shares subject to the Initial Option as follows in the event that any of the following occur during the term of this Agreement: (i) with respect to 50,000 shares subject to the Initial Option upon the execution of a major collaboration agreement as determined by the Board in its discretion (which vesting event the Company

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acknowledges has occurred as of the Effective Date) and (ii) with respect to an additional 50,000 shares subject to the Initial Option upon achievement of target enrollment of the ASCENT-2 Study trial and expansion of the clinical development programs for Ascentar and AQ4N. In the event that immediately prior to the occurrence of an event described in the immediately preceding sentence the Initial Option is unvested with respect to less than 50,000 shares, it shall become fully vested in connection with such event. Upon the termination of your services under this Agreement, the Option shall cease to be subject to the foregoing accelerated vesting provisions (but as described above, will continue to vest if you continue your service as a member of the Board).

(2) As additional consideration for your services as Interim Chief Executive Officer, on May 9, 2007, the Company granted you restricted stock units with respect to 30,000 shares of the Company’s common stock (the “Initial RSU Grant”) pursuant to the terms of the Plan. The Initial RSU Grant vests in three equal annual installments measured from May 9, 2007 based upon your continued service to the Company, including as a member of the Board, through each vesting date.

(3) As additional consideration for your services as Chief Executive Officer, the Company shall grant you pursuant to the Plan, subject to approval of the Compensation Committee of the Board, stock options to purchase an additional 531,250 shares of the Company’s common stock (the “Second Option”). The Second Option shall be an ISO to the maximum extent permitted by law and shall vest and become exercisable over four years in equal, monthly installments, measured from the Effective Date, subject to your continued service to the Company on each of the vesting dates, including your service as a member of the Board. The Second Option shall be subject to the terms and conditions set forth in the Plan and the agreement to be entered into evidencing the Second Option. The Second Option shall have a per share exercise price equal to the fair market value of a share of the Company’s common stock (as determined in accordance with the terms of the Plan) on the date of grant.

(4) As additional consideration for your services as Chief Executive Officer, the Company shall grant you pursuant to the Plan, subject to approval of the Compensation Committee of the Board, restricted stock units with respect to an additional 100,000 shares of the Company’s common stock (the “Second RSU Grant”). The Second RSU Grant shall vest in three equal annual installments, measured from the [Effective Date], subject to your continued service to the Company on each of the vesting dates, including your service as a member of the Board. The Second RSU Grant shall be subject to the terms and conditions set forth in the Plan and the agreement to be entered into evidencing the Second RSU Grant.

(e) Benefits. You shall be eligible to participate in the Company’s employee benefit plans, policies and arrangements as may now or hereafter be adopted by the Company, in accordance with the terms of such plans, policies and arrangements.

(f) Expenses. The Company shall reimburse you for business expenses that are reasonable and necessary for you to perform, and were incurred by you in the course of the

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performance of, your duties pursuant to this Agreement and in accordance with the Company’s general policies upon your submission of vouchers and an expense report in such form as may be required by the Company consistent with the Company’s policies in place from time-to-time.

6. Covenants. By accepting the terms of this Agreement, you hereby agree to the following covenants in addition to any obligations you may have by law and make the following representations.

(a) Confidentiality. You acknowledge that, in connection with your services to the Company, you will have access to trade secrets of the Company and other information and materials which the Company desires to keep confidential, including customer lists, supplier lists, financial statements, business records and data, marketing and business plans, and information and materials relating to the Company’s services, products, methods of operation, key personnel, proprietary software and other proprietary intellectual property and information disclosed to the Company of third parties to which the Company owes a duty of nondisclosure (collectively, the “Confidential Information”); provided, however, that Confidential Information does not include information which (i) is or becomes publicly known other than as a result of your actions in violation of this Agreement; (ii) is or becomes available to you from a source (other than the Company) that you reasonably believe is not prohibited from disclosing such information to you by a contractual or fiduciary obligation to the Company, (iii) has been made available by the Company, directly or indirectly, to a non-affiliated third party without obligation of confidentiality; or (iv) you are obligated to produce as a result of a court order or pursuant to governmental action or proceeding, provided that you give the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting such Confidential Information from public disclosure. You covenant and agree that, both during and after the term of your services to the Company, you will keep secret all Confidential Information and will not disclose, reveal, divulge or otherwise make known any Confidential Information to any person (other than the Company or its employees or agents in the course of performing you duties hereunder) or use any Confidential Information for your own account or for the benefit of any other individual or entity, except with the prior written consent of the Company.

(b) Ownership of Intellectual Property. You agree that all inventions, copyrightable material, software, formulas, trademarks, trade secrets and the like which are developed or conceived by you in the course of your services to the Company or on the Company’s time or property (collectively, the “Intellectual Property”) shall be disclosed promptly to the Company and the Company shall own all right, title and interest in and to the Intellectual Property. The parties expressly agree that any and all of the Intellectual Property developed by you shall be considered works made-for-hire for the Company pursuant to the United States Copyright Act of 1976, as amended from time to time. In order to ensure that the Company shall own all right, title and interest in and to the Intellectual Property in the event that any of the Intellectual Property is not deemed a work made-for-hire (as defined in the Copyright Act of 1976) and in any other event, you hereby sell and assign all right, title and interest in and

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to all such Intellectual Property to the Company, and you covenant and agree to affix to the Intellectual Property appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation to the extent reasonably appropriate, and shall execute such instruments of transfer, assignment, conveyance or confirmation as the Company reasonably considers necessary to transfer, confirm, vest, perfect, maintain or defend the Company’s right, title and interest in and to the Intellectual Property throughout the world. Your obligation under this Section 6(b) to assign to the Company inventions created or conceived by you shall not apply to an invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information, provided that those inventions (i) do not or did not relate directly, at the time of conception or reduction to practice of the invention, to the Company’s business as conducted at such time or actual or demonstrably anticipated research or development of the Company; and (ii) do not or did not result from any work performed by you for the Company.

(c) No Competition/Solicitation. While employed by the Company, you will not engage in any business activity in competition with the Company nor make preparations to do so. You agree that during the term of this Agreement and for one year after you cease to perform services hereunder, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

7. Termination.

(a) Termination of the Agreement. This Agreement may be terminated by you at any time for any or no reason upon no less than thirty days prior notice. This Agreement may be terminated by the Company at any time for any or no reason.

(b) Severance Benefits. If you experience a Covered Termination that occurs other than during a Change of Control Benefits Period you shall be entitled to receive the benefits set forth in this Section 7(b).

(1) Base Salary. The Company shall pay you an amount equal to twelve (12) months’ Base Salary. Subject to Section 7(d) hereof, the severance amount contemplated by this paragraph shall be paid over the six (6)-month period commencing on the date of termination in equal monthly installments and shall be subject to all required tax and other applicable withholding.

(2) Bonus. The Company shall pay to you an amount equal to the sum of (i) any earned (without regard to whether you were employed on the date of payment), but unpaid bonus for the fiscal year preceding the fiscal year during which the Covered Termination occurs, (ii) an amount equal to one hundred percent (100%) of your target annual bonus for the fiscal year during which the Covered Termination occurs, prorated to reflect the actual period of service completed by you during the fiscal year through the date of termination, and (iii) an

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amount equal to fifty percent (50%) of your target annual bonus for the fiscal year during which the Covered Termination occurs, with such bonus determined based on deemed achievement of all of the performance objectives for such fiscal year. Subject to Section 7(d) hereof, the amounts contemplated by subsections (i) and (ii) shall be paid in cash in a lump sum within thirty (30) days following the date of termination and shall be subject to all required tax and other applicable withholding. Subject to Section 7(d) hereof, the severance benefits contemplated by this subsection (iii) shall be paid in cash over the six (6)-month period commencing on the date of termination in equal monthly installments and shall be subject to all required tax and other applicable withholding.

(3) Equity Awards. Your outstanding options to purchase the Company’s common stock shall immediately terminate with regard to the then-unvested portion, and shall terminate with regard to the vested portion thereof on the last day of the twelve (12) month period following the date of your Covered Termination. Your outstanding restricted stock units and other equity awards shall immediately vest with respect to that number of shares of Company common stock that such restricted stock units or such other equity awards would have vested had your service to the Company continued hereunder for the twelve (12) month period following your Covered Termination, and any remaining unvested restricted stock units or other equity awards shall terminate upon the date of your Covered Termination.

(c) Change of Control Severance Benefits. If you experience a Covered Termination during a Change of Control Benefits Period you shall be entitled to receive the benefits set forth in this Section 7(c).

(1) Base Salary. The Company shall pay to you an amount equal to twelve (12) months’ Base Salary. Subject to Section 7(d) hereof, the severance benefit contemplated by this Section 7(c) shall be paid in cash in a lump sum within thirty (30) days following the Covered Termination and shall be subject to all required tax and other applicable withholding.

(2) Bonus. The Company shall pay to you an amount equal to the sum of (i) any earned (without regard to whether you were employed on the date of payment), but unpaid bonus for the fiscal year preceding the fiscal year during which the Covered Termination occurs, (ii) an amount equal to one hundred percent (100%) of your target annual bonus for the fiscal year during which the Covered Termination occurs, prorated to reflect the actual period of service completed by you during the fiscal year through the date of termination, and (iii) an amount equal to fifty percent (50%) of your target annual bonus for the fiscal year during which the Covered Termination occurs, with such bonus determined based on deemed achievement of all of the performance objectives for such fiscal year. Subject to Section 7(d) hereof, the severance benefits contemplated by this Section 7(c) shall be paid in cash in a lump sum within thirty (30) days following the Covered Termination and shall be subject to all required tax and other applicable withholding.

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(3) Equity Awards. Your outstanding options to purchase the Company’s common stock, restricted stock units and other equity awards shall fully vest and, if applicable, become exercisable. Any options to purchase the Company’s common stock shall thereafter terminate if unexercised on the last day of the twelve (12) month period following the date of your Covered Termination during the Change of Control Benefits Period.

(4) No Duplication of Benefits. The payments and benefits provided for in this Section 7(c) shall only be payable in the event of your Covered Termination during a Change of Control Benefits Period. In the event of your Covered Termination other than during a Change Control Benefits Period, then you shall receive the payments and benefits described in Section 7(b) hereof and shall not be eligible to receive any of the payments and benefits described in this Section 7(c).

(d) Timing of Payments. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your separation from service with the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (a) the expiration of the six-month period measured from the date of your “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (b) the date of your death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 7(d) shall be paid in a lump sum to you, along with interest at a floating rate equal to LIBOR from the date such payments were otherwise due to the date of payment, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(e) Other Terminations. If your service to the Company is terminated by the Company for Cause, by you other than pursuant to a Constructive Termination or as a result of your death or disability, the Company shall not have any other or further obligations to you under this Agreement (including any financial obligations) except that you shall be entitled to receive (a) your fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (b) all other amounts or benefits to which you are entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by federal COBRA law or applicable law. In addition, subject to the provisions of the Company’s equity compensation plans and the terms of your equity awards, if your service to the Company is terminated by the Company for Cause, by you other than pursuant to a Constructive Termination or as a result of your death or disability, all vesting of your unvested equity awards previously granted to him by the Company shall cease and none of such unvested equity awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies that may be available to the Company under the circumstances, whether at law or in equity.

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(f) Mitigation. Except as otherwise specifically provided herein, you shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by you as a result of employment by another employer or by any retirement benefits received by you after the date of the Covered Termination.

(g) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein or in the Company’s equity compensation plans and the terms of your equity awards, all of your rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of your service to the Company shall cease upon such termination. In the event of a termination of your service to the Company, your sole remedy shall be to receive the payments and benefits described in this Agreement.

(h) Release Prior to Payment of Benefits. Upon the occurrence of a Covered Termination, and prior to the payment of any benefits under this Agreement on account of such Covered Termination, you shall execute a release (the “Release”) substantially in a form acceptable to the Company. Such Release shall specifically relate to all of your rights and claims in existence at the time of such execution and shall confirm your obligations under the any confidentiality and nondisclosure agreements you then have with the Company. It is understood that, as specified in the applicable Release, you have a certain number of calendar days from the date of your Covered Termination to consider whether to execute such Release, and you may revoke such Release within seven (7) calendar days after execution. Notwithstanding anything in this Agreement to the contrary, in the event you do not execute such Release within the applicable period, which in no event shall exceed sixty (60) days following your Covered Termination, or if you revoke such Release within the subsequent seven (7) day period, no benefits shall be payable under this Agreement.

(i) Definitions. For purposes of the Agreement, the following terms are defined as follows:

(1) “Cause” means that, in the reasonable determination of the Company, you (i) have committed an act of fraud or embezzlement or have intentionally committed some other illegal act that has a material adverse impact on the Company or any successor or parent or subsidiary thereof; (ii) have been convicted of, or entered a plea of “guilty” or “no contest” to, a felony which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the Company or any subsidiary or affiliate of the Company; (iii) have made any unauthorized use or disclosure of confidential information or trade secrets of the Company or any successor or parent or subsidiary thereof that has a material adverse impact on any such entity; (iv) have committed any other intentional misconduct that has a material adverse impact on the Company or any successor or parent or subsidiary thereof, or (v) have intentionally refused or intentionally failed to act in accordance with any lawful and proper direction or order of the Board, provided such direction is not materially inconsistent with your customary duties and responsibilities.

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(2) “Change of Control” means and includes each of the following:

(i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(1) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(2) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company;

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this Section: an acquisition of the Company’s securities by the Company that causes the Company’s voting securities beneficially owned by a person or group to represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change of Control; or

(ii) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 6.4(a) or Section 6.4(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in a single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(1) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

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(2) after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(3) the Company’s stockholders approve a liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if: (i) it constitutes the Company’s initial public offering of its securities; or (ii) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise). The Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

(3) “Change of Control Benefits Period” means the period commencing on the effective date of a Change of Control and ending the last day of the 12-month period following the Change of Control.

(4) “Constructive Termination” means that you voluntarily terminate employment after any of the following are undertaken without your express written consent: (i) the removal of or a material reduction in the nature or scope of your responsibilities, or the assignment to you of duties that are materially inconsistent with your position; (ii) a change in your direct reporting relationship so that you no longer report directly to the Board; (iii) a material reduction in your Salary; (iv) a material reduction in your target bonus opportunity; or (v) a material relocation of your place of employment by more than thirty (30) miles from such place of employment on the Effective Date.

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Notwithstanding the foregoing, your voluntary termination of employment shall not be deemed a Constructive Termination unless you notify the Company in writing within ninety (90) days of the initial existence of the applicable condition giving rise to such Constructive Termination and such condition remains more than thirty (30) days after the receipt of such notice by the Company. The termination of your employment as a result of your death or disability will not be deemed to be a Constructive Termination.

(5) “Covered Termination” means an Involuntary Termination Without Cause or Constructive Termination, provided, that if such Involuntary Termination Without Cause or Constructive Termination is not coincident with your “separation from service” within the meaning of Section 409A of the Code and the Department of Treasury regulations promulgated thereunder, then your Covered Termination shall be the date of such separation from service and, provided further, that a separation from service that takes place more than two (2) years following the initial existence of the condition giving rise to such Constructive Termination shall not constitute a Covered Termination.

(6) “Involuntary Termination Without Cause” means your dismissal or discharge from employment with the Company other than for Cause. The termination of your employment as a result of your death or disability will not be deemed to be an Involuntary Termination Without Cause.

8. Miscellaneous.

(a) This letter constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the terms and conditions of your services to the Company. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest.

(b) This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(c) This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement.

(d) This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

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(e) If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in such action shall be entitled to be paid by the other party such prevailing party’s reasonably attorneys’ fees and costs incurred in such action.

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If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to the Company.

Sincerely,

NOVACEA, INC.

By:	/s/ Daniel M. Bradbury
Daniel M. Bradbury
Title:	Chairman, Compensation Committee of the Board of Directors

AGREED AND ACCEPTED:

/s/ John Walker	9/19/07
John Walker	Date